CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 41 to Registration Statement No. 002-72724 on Form N-1A of our reports each dated May 22, 2014, relating to the financial statements and financial highlights of BIF Government Securities Fund, BIF Money Fund and BIF Treasury Fund, and relating to the financial statements and financial highlights of Master Government Securities LLC, Master Money LLC and Master Treasury LLC, appearing in each respective fund’s Annual Report on Form N-CSR for the year ended March 31, 2014. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 29, 2014